Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Eltek Ltd.:

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-123559) of Eltek Ltd. (the “Company”) of our report dated April 30, 2009 with respect to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss) and cash flows, for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 20-F of the Company.

Our report refers to the adoption by the Company of Financial Accounting Standards Board (“FASB”) No. 157, “Fair Value Measurements,” effective January 1, 2008, for fair value measurements of all financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis.

Our report also refers to the adoption by the Company of the FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective January 1, 2007.

/s/ Somekh Chaikin —————————————— Somekh Chaikin Certified Public Accountants (Israel) Member Firm of KPMG International

Tel Aviv, Israel
April 30, 2009